Exhibit 10.1

January 24, 2023

John Koryl

Via e-mail

Re:	Offer of Employment

Dear John:

Congratulations and welcome to The RealReal, Inc. (“TRR”) team! We are excited to offer you the full-time, exempt position of Chief Executive Officer. In addition, TRR will recommend that you be appointed as a member of TRR’s Board of Directors (the “Board”), subject to the Board’s approval and for no additional compensation if so appointed. You will report solely to the Board in your capacity as Chief Executive Officer, and all employees will report directly or indirectly to you. This offer is contingent on successful clearance of your completed background check and receipt of proof of authorization to work in the United States.

Your anticipated start date is February 6, 2023 (the “Start Date”). You will be expected to perform the duties and responsibilities of the positions and other reasonable duties and responsibilities as may be assigned to you from time to time. Except as approved by our Chief Legal Officer as it relates to external board or advisory roles, or with respect to the board of directors position which you currently hold, you agree to devote your full time and best efforts to the performance of your duties at TRR and you agree, during your employment with TRR, not to directly or indirectly engage or participate in any other employment, occupation, or other activities which may conflict with your obligations to TRR or the best interests of TRR.

Base Compensation. We are offering you a starting base salary at the annual rate of $700,000.00, less applicable withholdings and deductions. Wages are paid bi-weekly in accordance with TRR’s normal payroll procedures. Your base salary will be reviewed by the Board for increase beginning in 2025 and annually thereafter.

Work Location. You will work remotely, with regular travel to TRR’s headquarters and other business locations. Your business travel will be reimbursed by TRR in accordance with its travel and expense policy, as in effect from time to time.

Discretionary Bonus. You will be eligible to participate in The RealReal, Inc. Discretionary Bonus Plan (the “Bonus Plan”), as it may be amended from time to time. Pursuant to the Bonus Plan or any successor plan, you will be provided with the opportunity to earn a cash, discretionary incentive bonus expressed as a percentage of your salary for the relevant period (annual), which amount may be adjusted based on achievement of company and/or individual performance as set in advance by the Board in consultation with you. Determination of bonuses is at the sole and absolute discretion of the Board. Each year, your bonus target will be set at 100% of your base salary. Pursuant to the Bonus Plan, your 2023 bonus opportunity will be prorated to account for your start date. Payment of any bonus is subject to your continuous employment through the date of payment, except as set forth in the CIC Agreement (defined below) or otherwise provided by applicable law. The Board may modify the Bonus Plan at any time, in its sole discretion. Bonus payments are subject to supplemental income tax withholding.

Benefits. You will also be eligible to receive employee benefits (medical, dental, Discretionary Time Off), according to the terms of the applicable TRR policy or benefit plan, as the same may be amended from time to time. In addition, TRR will provide you with an executive coach at TRR’s expense.

Equity Compensation. If you accept this role, as a material inducement to your acceptance, TRR will recommend that the Board grant you two equity awards, as follows: (a) 1,250,000 time-based restricted stock units (“RSUs”), which vest 25% on the first anniversary of the vesting commencement date and in 12 substantially equal quarterly installments thereafter, subject to your continuous employment with TRR through the applicable vesting date; and (b) 1,500,000 performance-based restricted stock units (“PSUs”), which are eligible to vest over a five-year performance period (the “Performance Period”) based on (i) your continuous employment with TRR and (ii) TRR’s stock price achievement, as summarized below:

Tranche(1)	PSUs Eligible to Vest	Service Condition(2)	Performance Condition(3)
1	150,000	12 months	$5.00
2	300,000	24 months	$7.50
3	350,000	36 months	$10.00
4	700,000	48 months	$15.00

(1) The PSUs will vest on the first date on which both the service condition and performance condition are achieved for the applicable PSU tranche (referred to herein as “time-vesting” and “performance-vesting”, respectively) during the Performance Period.

(2) You must be continuously employed by TRR from the vesting commencement date through the service period set forth above for the applicable PSU tranche to time-vest; provided that the service condition will be deemed satisfied (a) upon the consummation of a “change in control” (as defined in the CIC Agreement) in which the PSUs are not assumed or substituted or (b) upon your termination without “cause” or resignation with “good reason” (in each case, as defined in the CIC Agreement) (i) within the three-month period prior to a change in control or (ii) following a change in control through the 48-month anniversary of the vesting commencement date.

(3) TRR must achieve the stock prices set forth above during the Performance Period for the applicable PSU tranche to performance-vest. Stock price performance will be measured based on the 60-day volume-weighted average price of one share of TRR’s common stock registered on Nasdaq, as well as on the last trading day prior to the occurrence of a Change in Control.

These awards will be consistent with the terms and conditions of TRR’s 2019 Equity Incentive Plan (the “2019 Plan”) and the applicable executive form of award agreements. Following the vesting of the RSUs or PSUs, as applicable, you will receive one share of TRR common stock for each vested RSU or PSU, as applicable, subject to tax withholding. No right to any stock is earned or accrued until such time that vesting occurs, nor does the grant confer any right to continued vesting or employment.

Beginning in 2025, you will also be eligible to participate in the 2019 Plan (or any successor long term incentive plan) on an annual basis and receive annual grants of long-term incentive awards at a level commensurate with your position.

Recoverable Sign-On Bonus. You will also be paid a one-time sign-on bonus of $300,000.00 (“Sign-On Bonus”), payable on the first regularly scheduled pay date following your Start Date, less applicable withholdings and deductions. If you are terminated by TRR for “cause” or you resign without “good reason” (each term, as defined in the CIC Agreement): (a) on or prior to the first anniversary of the Start Date, you agree to repay 100% of the Sign-On Bonus to the Company within thirty (30) days of your termination of employment; or (b) following the first anniversary of the Start Date but on or before the second anniversary of the Start Date, you agree to repay 50% of the Sign-On Bonus to TRR within thirty (30) days of your termination of employment, in either case, without the necessity of any demand from TRR. You further agree, to the maximum extent permitted by law, that TRR shall be able to recover any legal fees incurred to recover these funds, should TRR prevail in such matter before an arbitrator or court of competent jurisdiction, to the maximum extent permitted by law.

Severance. You will be eligible to enter into TRR’s form Severance and Change in Control Agreement (the “CIC Agreement”), and, upon entry into the CIC Agreement, will be entitled to the compensation and benefits described therein for TRR’s Chief Executive Officer.

Indemnification Agreement. Upon or as soon as practicable after the Start Date, you will be provided with a form of indemnification agreement containing terms no less favorable than any indemnification agreement to which any other officer or director of the Company is a party or becomes a party, and such agreement will be amended from time to time to the extent any more favorable terms are subsequently provided to any officer or director.

No conflicts. By signing below, you agree that there is no lawful reason to prevent you from accepting a position with TRR. We also ask that, if you have not already done so, you disclose to TRR any and all agreements relating to your prior employment that may affect your eligibility to be employed by TRR or limit the manner in which you may be employed. It is TRR’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree not to bring any third-party confidential information to TRR, including that of your former employer, and confirm and agree that in performing your duties for TRR you will not in any way utilize any such information.

Company Policies. As a TRR employee, you will be expected to abide by TRR’s rules and policies. Specifically, you will be required on your first day to sign an acknowledgment that you have received, read and that you understand TRR’s rules of conduct which are included in TRR Employee Handbook. Company policies may change from time to time in accordance with applicable laws and in TRR’s sole discretion.

Business Protection and Arbitration Agreement. This offer and your employment are conditioned on your execution prior to the Start Date of, and your continued compliance with, a Business Protection and Arbitration Agreement with the Company. A copy of this Business Protection and Arbitration Agreement is enclosed for you to review and consider as an integral part of this employment offer. By your signature below, you acknowledge that nothing in this letter or in any policy or agreement with the Company shall be construed or applied to prohibit or limit you (or your attorney) from initiating communications directly with, responding to any inquiry from, volunteering information (including confidential information) to, or providing testimony before, the Securities and Exchange Commission, the Department of Justice, FINRA, any other self-regulatory organization or any other governmental, law enforcement, or regulatory authority, regarding any reporting of, investigation into, or proceeding concerning suspected violations of law. You further acknowledge that you are not required to advise or seek permission from the Company before engaging in any such activity, but that, in connection with any such activity, you must inform such authority that the information provided is confidential. Despite the foregoing, you are not permitted to reveal to any third-party, including any governmental, law enforcement, or regulatory authority, information you learn during the course of employment with the Company that is protected from disclosure by any applicable privilege, including but not limited to the attorney-client privilege or attorney work product doctrine, as the Company does not waive any applicable privileges or the right to continue to protect its privileged attorney-client information, attorney work product, and other privileged information.

At-Will Employment. Your employment is at-will, which means that either TRR or you can terminate your employment at any time with or without notice and with or without cause.

Conditions to Employment. Your job offer is contingent upon a satisfactory background investigation and/or reference checks, in accordance with applicable law. Also, you will need to provide to us evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire.

Severability/Construction. To the extent any provision of this Offer Letter or application of it to any person, place, or circumstance shall be determined to be invalid, unlawful or otherwise unenforceable, in whole or in part, the remainder of the Offer Letter shall remain in full force and effect, and this agreement shall be reformed to the extent necessary to carry out its provisions to the greatest extent possible.

Acceptance of Offer. To accept TRR’s offer, please sign and date this letter in the space provided below, and return them to Todd Suko, TRR’s Chief Legal Officer, no later than January 31, 2023.

Entire Agreement. This letter, together with the enclosed Business Protection and Arbitration Agreement, sets forth the terms of your employment with TRR and supersede any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral. This letter and the at-will nature of your employment may not be modified or amended except by a written agreement signed by the Chief Legal Officer of TRR and you. This offer of employment will terminate if it is not accepted, signed and returned by January 31, 2023.

Once again, congratulations, and we look forward to you joining The RealReal, Inc.

Sincerely,

s/ Rob Krolik

By:	Rob Krolik
Title:	Lead Independent Director

The RealReal, Inc.

Agreed to and accepted:

Signature:	s/ John E. Koryl

Printed Name:	John E. Koryl

Date:	January 24, 2023

Enclosures:	Business Protection and Arbitration Agreement

BUSINESS PROTECTION AND ARBITRATION AGREEMENT

This Business Protection and Arbitration Agreement (“Agreement”) dated as of January 24, 2023 is made by and between The RealReal, Inc. (the “Company”), and John E. Koryl (the “Employee”) as a condition of the Employee’s employment and for other good, valuable and received consideration. The parties hereby agree as follows:

1.    Prior Employment and Obligations. The Employee confirms and agrees that the Employee: (a) shall not disclose to the Company or use any former employer’s or other person’s confidential information; (b) has returned and will not use any former employer’s or other person’s other property (electronic or otherwise); (c) is not a party to or bound by any employment, confidentiality, noncompetition or other similar agreement; and (d) is not a party to or bound by any other agreement, order, judgment or other obligation that could restrict the Employee from working for the Company.

2.    Confidentiality, Intellectual Property and Restrictive Covenants. The Employee acknowledges that the Employee will acquire Confidential Information (defined below), and will also develop a comprehensive familiarity with the Company and its business, Personnel (defined below) and affiliates, which the Employee would not have but for the Employee’s employment. The Employee therefore agrees to the following obligations, which are reasonably designed to protect the legitimate business interests of the Company and its affiliates without unreasonably restricting the Employee’s post-employment opportunities:

(a)    Subject to the exceptions set forth in Section 2(b), the Employee shall not at any time, during or after the Employee’s employment, directly or indirectly use or disclose any “Confidential Information,” except to the extent authorized by the Company in furtherance of the Employee’s employment duties. “Confidential Information” includes all confidential competitive, pricing, sourcing, marketing, proprietary and other information relating or belonging to the Company or its affiliates (whether or not in writing), including without limitation all such information disclosed to or obtained by the Employee during the Employee’s employment, and further including without limitation: patented or unpatented inventions, discoveries and improvements; marketing, manufacturing, organizational, operating and business plans and strategies; research and development; policies and manuals; sales forecasts; proprietary software; personnel information (including without limitation the identity of Company employees, their responsibilities, competence, abilities, compensation and medical information); nonpublic financial information; current and prospective client lists and nonpublic client information; and information concerning planned or pending acquisitions, investments, divestitures, and purchases of major equipment or property. “Confidential Information” does not include information that lawfully is or becomes publicly known outside of the Company and its affiliates other than through a violation of law, contract or other obligation.

(b)    Notwithstanding the foregoing, Employee acknowledges that nothing in this Agreement or in any policy or agreement with the Company shall be construed or applied to prohibit or limit Employee (or Employee’s counsel) from initiating communications directly with, responding to any inquiry from, volunteering information (including Confidential Information) to, or providing testimony before, the Securities and Exchange Commission, the Department of Justice, FINRA, any other self-regulatory organization or any other governmental, law enforcement, or regulatory authority, regarding any reporting of, investigation into, or proceeding concerning suspected violations of law. Employee further acknowledges that Employee is not required to advise or seek permission from the Company before engaging in any such activity, but that, in connection with any such activity, Employee must inform such authority that the information provided is confidential. Despite the foregoing, Employee is not permitted to reveal to any third-party, including any governmental, law enforcement, or regulatory authority, information Employee came to learn during the course of employment with the Company that is protected from disclosure by any applicable privilege, including but not limited to the attorney-client privilege or attorney work product doctrine, as the Company does not waive any applicable privileges or the right to continue to protect its privileged attorney-client information, attorney work product, and other privileged information. Employee is further advised that, pursuant to U.S. federal law, an individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (a) (i) in confidence to a federal, state, or local government official or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Nothing herein prohibits the Employee from disclosing Confidential Information pursuant to a validly issued subpoena, court order or other legal requirement, provided that the Employee first promptly notifies the Company of any such legal requirement to allow the Company to seek appropriate protection prior to any such disclosure.

(c)    Except as authorized by the Company in furtherance of the Employee’s employment duties, the Employee shall not remove from the Company’s premises any property of the Company, its affiliates, or their clients, including without limitation any Confidential Information (collectively, “Property”). Immediately following the termination of the Employee’s employment by either party for any or no reason, the Employee shall return to the Company all Property, including without limitation any and all laptops, other computer equipment, computer drives or storage devices of any kind (portable or otherwise), blackberries, cellphones, credit cards, access cards, and electronic and hardcopy files.

(d)    By signing this Agreement, the Employee hereby agrees to the Intellectual Property Agreement attached as Schedule 1, which is a part of this Agreement.

(e)    Except as authorized by the Company in furtherance of the Employee’s employment duties, the Employee shall not, at any time during the Employee’s employment and for twelve (12) months after the termination thereof by either party for any or no reason, directly or indirectly (whether as a sole proprietor, owner, employer, partner, investor, shareholder, member, employee, consultant, or otherwise):

(i)    engage in, or assist any other person in engaging in, the business of operating an online marketplace for primarily pre-owned goods; any business which, during the course of Employee’s employment with the Company, the Company engages in; and any business the Company has material plans to engage in and which the Employee is aware of during the course of Employee’s employment with the Company (the “Business”), or perform services involving the Business in any executive, managerial, sales, marketing, research or other competitive capacity for any person engaged in the Business, anywhere where the Company currently conducts Business or conducts Business at the time of Employee’s termination (the “Territory”), it being understood that the Company actively conducts and will conduct the Business throughout the Territory and that the Business effectively may be engaged in from any location throughout the Territory; or

(ii)    perform services or provide products relating to and competitive with the Business for or to any Client (as defined below); or

(iii)    solicit any Client for the purpose of performing or providing any services or products relating to and competitive with the Business; or

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(iv)    induce, solicit, or attempt to persuade any employee or other agent of the Company or any of its affiliates (collectively, “Personnel”) to terminate his or her employment or other relationship with the Company or any such affiliate in order to enter into any employment relationship with or perform services for any other person; or

(v)    induce, solicit, or attempt to persuade any supplier, vendor or other person with which the Company or any of its affiliates has a business relationship to terminate, restrict or otherwise modify its business relationship with the Company or its affiliates;

provided, however, that nothing set forth in this Section 2(e) prohibits the Employee from passively owning not in excess of 2% in the aggregate of any company’s stock or other ownership interests that are publicly traded on any national or regional stock exchange.

(f)    The running of the time period in Section 2(e) above shall be tolled (i.e., suspended) during the period of any breach by the Employee of this Section 2 and during any dispute involving this Section 2. Section 2(e) shall remain in full force and effect for the duration of such breach or dispute, and for the remainder of such time period thereafter.

(g)    As used in this Agreement, “Client” means any client of the Company or any of its affiliates with respect to whom, at any time during the twelve (12) month period preceding the termination of the Employee’s employment, the Employee: (A) performed services on behalf of the Company or any of its affiliates, or (B) had substantial contact or acquired or had access to Confidential Information as a result of or in connection with the Employee’s employment; provided, however, that “Client” shall not include any client with respect to whom Employee had a pre-existing business relationship prior to entering into the Company’s employ.

(h) Employee agrees that in exchange for his or her signing this non-compete agreement, the Company has promised to provide Employee with confidential and/or proprietary information. Employee agrees that the restrictions contained in this Agreement are reasonable, proper, and necessitated by the Company’s legitimate business interests.

(i) To the extent that any federal, state or local law, now or in the future, provides that any of the types of restrictions set forth in Section 2(e) shall be void, voidable or unlawful, when applied to a particular class of employees, then, if Employee’s job duties, compensation or other characteristics cause Employee to fall within such class of employees, any such void, voidable or unlawful restriction shall be considered stricken from this Agreement for so long as Employee works in such capacity. In the event of any conflict between Section 2(e) and any other agreement entered into between Employee, on the one hand, and the Company or its affiliates, subsidiaries or successors, on the other hand, Section 2(e) will control.

3.    Remedies.    The Employee agrees that any breach of Section 2 will result in immediate and irreparable harm to the Company and its affiliates for which damages alone are an inadequate remedy and cannot readily be calculated. Accordingly, the Employee agrees that the Company and its affiliates shall be entitled to temporary, preliminary and permanent injunctive relief to prevent any such actual or threatened breach, without posting a bond or other security or limiting other available remedies. The Employee shall reimburse the Company and its affiliates for all costs and expenditures, including but not limited to reasonable attorneys’ fees, incurred by any of them in connection with the successful enforcement of any provision of this Agreement.

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4.    Arbitration.    (a)    Except for claims or disputes under Section 3, and except as provided in Section 4(d) or Section 9 below, the Employee and the Company agree that, to the extent permitted by law, all claims or disputes arising out of or relating to this Agreement, the parties’ employment relationship, or the termination of such relationship that may exist or arise between (i) the Employee and (ii) any of the Company, or any subsidiary, parent, other affiliate, other related entity, benefit plan, successor or permitted assign of the Company, or any owner, director, officer, member, employee, owner, shareholder, agent, or representative of any of them (in their respective capacities as such), shall be submitted for final and binding arbitration in Dallas County, Texas and resolved by a single neutral member of a Dallas County, Texas arbitration panel (or by such other arbitrator or in such other place to which the parties agree) in accordance with the JAMS Employment Arbitration Rules and Procedures (as in effect or amended from time to time), except as set forth below. Any and all such claims shall be brought solely in a party’s individual capacity and not as a claimant or class member (or similar capacity) in any purported multiple-claimant, class, collective, representative, private attorney general or other similar proceeding (“Class Claims”). The Employee and the Company each hereby waives such party’s respective right to bring, prosecute, participate in or benefit from any such Class Claim, and agrees that no such Class Claim may or shall be brought, asserted or maintained in any forum, including any court or in arbitration. Without limiting Section 3, and except as provided in Section 4(d) and Section 9 below, claims subject to arbitration hereunder include without limitation claims by the Company relating to the Employee’s employment and claims by the Employee for employment discrimination, harassment, retaliation, wrongful termination or defamation under any federal, state, or local law, regulation, ordinance, or executive order or under common law, and further include without limitation claims under any of the following statutes (as in effect or amended from time to time): Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans With Disabilities Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act, and any applicable state, local or other laws and regulations.

(b)    The arbitrator shall have no power to modify the provisions of this Agreement (except pursuant to Sections 4(d) or 12 herein), or to make an award or impose a remedy that is not available to a court of general jurisdiction sitting in Dallas County, Texas or that was not requested by a party to the claim or dispute, and the jurisdiction of the arbitrator is limited accordingly. The arbitrator shall apply the substantive internal law of the state of Texas, including applicable statutes of limitation, except as otherwise required by law. The arbitrator’s decision or award (which shall be in writing summarizing the basis therefor) shall be final and binding (subject only to such limited review, if any, as may be available under applicable law), and judgment thereupon may be entered in any Texas or other court having jurisdiction thereof. Furthermore, notwithstanding any other provision of this Agreement, in no event may the arbitrator consolidate or allow any party to join any claims of any other employee or person in a single arbitration proceeding (whether as a multiple-claimant, class, collective, representative, private attorney general or other similar proceeding) without the express written consent of the Company and the Employee, and the jurisdiction of the arbitrator is limited accordingly.

(c)    Limited Scope. Notwithstanding the foregoing:

(i)    Any claims for which a binding arbitration agreement is invalid as a matter of federal law, and claims for workers’ compensation and unemployment benefits, are excluded from mediation and binding arbitration under this Agreement. The parties expressly acknowledge that Employee’s employment with the Company involves and affects interstate commerce, and, accordingly, that this arbitration agreement should be enforced to the maximum extent provided for under the Federal Arbitration Act, notwithstanding any state statute regarding arbitration that might otherwise have a contrary effect in the absence of preemption by the Federal Arbitration Act.

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(ii)    Furthermore, either party may in such party’s respective discretion pursue any and all claims arising under any provision of Section 2 (including without limitation Schedule 1 and further including without limitation claims for replevin) in a court of competent jurisdiction, without being required to mediate or arbitrate any such claims (whether they seek monetary damages, any form of injunctive or declaratory relief or other remedies).

(iii)    Any dispute arising out of or relating to the waiver of or prohibition on Class Claims in this Agreement (including any claim or proceeding challenging the validity or enforceability of such waiver or prohibition, whether as substantively or procedurally unconscionable, void against law or public policy, or otherwise, and further including any Dispute seeking to assert a Class Claim in arbitration or in court despite such waiver or prohibition) shall be brought exclusively in and decided exclusively by a state or federal court in the State of Texas so that such a court may determine the validity and enforceability of such waiver or prohibition, and shall not be brought in arbitration or decided by any arbitrator. The jurisdiction of the arbitrator hereunder is hereby limited accordingly. In the event such waiver of or prohibition on Class Claims is judicially held to be invalid or otherwise unenforceable for any reason with respect to a given Dispute, any such Class Claims that may be asserted shall be asserted, if at all, exclusively in and decided exclusively by a state or federal court in the State of Texas, and not in arbitration, and the agreement to arbitrate in this Section 4 shall be null and void as to such Class Claims. The parties hereto are not, under any circumstances, agreeing to, requiring or permitting arbitration of any Class Claim in any respects.

5.    Disclosures to Future Employers. The Employee agrees to promptly disclose the Employee’s obligations under Section 2 above to any future employer or other person for whom the Employee may seek to perform services after the Employee’s employment with the Company ends. The Employee further agrees that the Company may in its discretion disclose this Agreement to any such actual or prospective employer or other person.

6.    Company Policies; Conflict of Interest Guidelines. The Employee agrees to adhere diligently to all policies of the Company, including (i) the Company’s insider trading policies, (ii) the Company’s policies relating to business and office conduct, health and safety and use of the Company’s supplies, equipment, Technology Resources and other resources, and (iii) the Company’s Conflict of Interest Guidelines. A copy of the Company’s current Conflict of Interest Guidelines is attached hereto as Exhibit A. Employee understands and acknowledges that the Company may revise its Conflict of Interest Guidelines from time to time during Employee’s employment with the Company and that the Company will provide reasonable advance notice of any such revision.

7.    Audit. Employee acknowledges that Employee has no reasonable expectation of privacy in any Company-owned computer, technology system, e-mail, handheld device, telephone or document that is used to conduct the Company’s Business. As such, the Company has the right to audit and search all such items and systems, without further notice to the Employee, to ensure that the Company is licensed to use the software on the Company’s devices in compliance with the Company’s software licensing policies, to ensure compliance with the Company’s policies, and for any other business-related purposes in the Company’s sole discretion. Employee understands that Employee is not permitted to add any unlicensed, unauthorized or non-compliant applications to the Company’s technology systems, including open source or free software not authorized by the Company, and that Employee will refrain from copying unlicensed software onto the Company’s technology systems or using non- licensed

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software or websites. Employee also understands that it is the Employee’s responsibility to comply with the Company’s policies governing use of the Company’s documents and Technology Resources to which the Employee will have access in connection with Employee’s employment.

8.    Publicity. The Employee hereby irrevocably and absolutely consents to any and all uses and displays, by the Company and its affiliates and agents, of the Employee’s name, voice, likeness, image (including computer-generated images), appearance and biographical information in, on or in connection with any pictures, photographs, audio and video recordings, digital images, websites, television programs and advertising, other advertising, sales and marketing brochures, books, magazines, other publications, CDs, DVDs, tapes and all other printed and electronic forms and media throughout the world at any time during and after the Employee’s employment with the Company for all legitimate business purposes of the Company (“Permitted Uses”). The Employee hereby forever releases and discharges the Company and its directors, officers, employees, agents, assigns and designees from any and all claims, actions, damages, losses, costs, expenses, demands and liability of any kind arising under any legal or equitable theory whatsoever at any time during and after the Employee’s employment with the Company in connection with any Permitted Use.

9.    No Interference.    Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement prohibits the Employee from confidentially or otherwise communicating or filing a charge or complaint with a governmental or regulatory entity, participating in a governmental or regulatory investigation, or giving truthful testimony or statements to a governmental or regulatory entity, or from responding if properly subpoenaed or otherwise required to do so under applicable law. However, nothing herein limits or waives any party’s right to seek arbitration or dismissal (pursuant to Section 4 above or otherwise) of any claim, if any, brought by or on behalf of any other party hereto in any court.

10.    Not a Contract for Employment; Survival. This Agreement does not entitle the Employee to employment with the Company (or its affiliates) for any specified duration. The Employee’s employment is “at will” and may be terminated by either party at any time for any or no reason, with or without notice. This Agreement shall survive any such employment termination.

11.    Assignment. This Agreement is enforceable by the Company and its affiliates and may be assigned to any affiliate or any person which, whether by merger, purchase, or otherwise, acquires all or substantially all of the assets, stock or business of the Company or of any discrete portion thereof. The Employee may not assign this Agreement.

12.    Judicial Modification; Severability.    If any provision of this Agreement is found by a court to be unenforceable, such provision shall be deemed modified and so enforced to the fullest extent possible. If any such provision cannot be made enforceable, it shall be severed from this Agreement without affecting the remainder of this Agreement.

13.    Governing Law; Jurisdiction; Venue.    This Agreement is governed by Texas law, without regard to its choice of law rules. The parties irrevocably consent to, and agree not to challenge, the jurisdiction and venue of the state and federal courts in Dallas County, Texas, and agree that any claim which, subject to Section 4 above, may be brought in a court of law or equity may be brought in any Texas court.

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14.    Entire Agreement; Amendment; Waiver; Headings. This Agreement contains the entire agreement between the parties on these matters and supersedes all other oral or written understandings or agreements between them as to such matters. This Agreement may only be amended in a writing signed by all parties (except as stated in Section 12). A waiver by either party of any right or remedy on any occasion is not enforceable unless set forth in a writing signed by the waiving party, and shall not waive the same or any other right or remedy at any other time. The Section headings in this Agreement are for convenience only and are not to be used in interpreting this Agreement.

THE PARTIES HAVE READ, UNDERSTAND AND INTEND TO BE BOUND HEREBY:

John E. Koryl	The RealReal, Inc.

s/ John E. Koryl	s/ Rob Krolik

By: Rob Krolik
Title: Lead Independent Director

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SCHEDULE 1

INTELLECTUAL PROPERTY AGREEMENT

As a material part of the consideration for my employment by The RealReal, Inc. (“Company”) and the compensation that I, John E. Koryl, shall receive during my employment, I acknowledge and agree that, by my signature on the Business Protection and Arbitration Agreement to which this Intellectual Property Agreement (“Agreement”) is attached as Schedule 1, I also agree to this Agreement’s terms, which are deemed incorporated into and a part of the Business Protection and Arbitration Agreement:

1. (a) Company owns the sole and exclusive right, title and interest in and to any and all Works (as defined below), including without limitation any and all source code or other intellectual property and further including without limitation all copyrights, trademarks, service marks, trade names, slogans, patents, ideas, designs, concepts and other proprietary rights. Company’s right, title and interest in and to the Works includes without limitation the sole and exclusive right to secure and own copyrights and maintain renewals throughout the world, and the right to modify and create derivative works of or from the Works without any payment of any kind to me. I agree that the Works shall be “work made for hire” as that term is defined in the copyright laws of the United States, and not works of joint ownership. To the extent that any of the Works is determined not to constitute work made for hire, or if any rights in any of the Works do not accrue to Company as a work made for hire, my signature on the Business Protection Agreement constitutes an assignment (without any further consideration) to Company of any and all of my respective copyrights and other rights, title and interest in and to all Works. I will disclose promptly to Company all Works, whether or not they are patentable, copyrightable or subject to trade secret protection.

(b)    I will provide any assistance reasonably requested by Company to obtain United States and foreign letters patent and copyright registrations covering inventions, original works of authorship and other Works belonging or assigned hereunder to Company. I will execute any transfers of ownership of letters patent or assignments of copyrights or other proprietary rights transferred or assigned hereunder (including without limitation short form assignments intended for recording with the U.S. Copyright Office, the U.S. Patent and Trademark Office, or any other person). I understand that my obligations under this Section 1(b) shall survive any termination of this Agreement or of my employment by Company in perpetuity, provided that Company will compensate me at a reasonable rate for time actually spent performing such obligations at Company’s request after any such termination. If Company is unable for any reason whatsoever, including my mental or physical incapacity, to secure my signature to apply for or to pursue any application for any United States or foreign letters patent or copyright registrations or on any document transferring or assigning any patent, copyright or other proprietary right that I am obligated hereunder to transfer or assign, I hereby irrevocably designate and appoint

Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and on my behalf and in my stead to execute and file any such applications and documents and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations or transfers or assignments thereof or of any other proprietary rights with the same legal force and effect as if executed by me. This appointment is coupled with an interest in and to the inventions, works of authorship, trade secrets and other Works to which any proprietary rights may apply and shall survive my death or disability.

(c)    As used in this Agreement, “Works” means (i) any inventions, developments, improvements, trade secrets, ideas or original works of authorship that I conceive, create, develop, discover, make, acquire or reduce to practice in whole or in part, either solely or jointly with another or others, during or pursuant to the course of my employment by Company and that relate to Company or any of its affiliates or their respective businesses, or to Company’s or any of its affiliates’ actual or demonstrably anticipated research or development, (ii) any inventions, developments, improvements, trade secrets, ideas or original works of authorship that I conceive, create, develop, discover, make, acquire or reduce to practice in whole or in part, either solely or jointly with another or others, during or pursuant to the course of my employment by Company and that are made through the use of any of Company’s or any of its affiliates’ equipment, facilities, supplies, trade secrets or time, or that result from any work performed for Company or any of its affiliates, and (iii) any part or aspect of any of the foregoing.

2. I have been notified by Company, and understand, that the foregoing provisions of Section 1 do not apply to an invention for which no equipment, supplies, facilities or trade secret information of Company or any of its affiliates was used and which was developed entirely on my own time, unless: (a) the invention relates (i) to the business of Company or any of its affiliates or (ii) to Company’s or any of its affiliates’ actual or demonstrably anticipated research and development, or (b) the invention results from any work performed by me for Company or any of its affiliates. I have listed and described on an attached page all inventions of my own to which I claim Section 1 does not apply. If no such page is attached and signed by me and an authorized Company representative, no such inventions exist.

Exhibit A

The RealReal, Inc.

CONFLICT OF INTEREST GUIDELINES

It is the policy of The RealReal, Inc., (together with its subsidiaries, affiliates, successors or assigns, the “Company”), to conduct its affairs in strict compliance with the letter and spirit of the law and to adhere to the highest principles of business ethics. Accordingly, all officers, employees and independent contractors of the Company must avoid activities that are in conflict, or give the appearance of being in conflict, with these principles and with the interests of the Company, whether the conduct is at the workplace or in off-duty time. Each officer, employee and independent contractor of the Company must take every necessary action to ensure compliance with these Guidelines and to bring problem areas to the attention of higher management for review. Violations of these Conflict of Interest Guidelines may result in your discharge from the Company without warning.

The following is a non-inclusive list of examples of conduct that could present a conflict of interest in violation of Company policy:

1.

Revealing confidential information to outsiders or misusing confidential information. Unauthorized divulging of information is a violation of this policy whether or not for personal gain and whether or not harm to the Company is intended. (The Company’s Confidential Information and Invention Assignment Agreement elaborates on this principle and is a binding agreement.)

2.	Accepting or offering substantial gifts, excessive entertainment, favors or payments that may be deemed to constitute undue influence or otherwise be improper or embarrassing to the Company.

3.	Participating in civic or professional organizations that might involve divulging confidential information of the Company.

4.	Initiating or approving personnel actions affecting reward or punishment of employees or applicants where there is a family relationship or is, or appears to be, a personal or social involvement.

5.	Initiating or approving any form of personal or social harassment of employees.

6.

Investing, or holding an outside directorship, in suppliers, customers or competing companies, including financial speculations, where such investment or directorship might influence, in any manner, a decision or course of action of the Company.

7.	Borrowing from, or lending to, employees, customers or suppliers.

8.	Acquiring real estate that is of interest to the Company.

9.	Improperly using or disclosing to the Company any proprietary information or trade secrets of any prior or concurrent employer or other entity or person with whom obligations of confidentiality exist.

10.	Unlawfully discussing prices, costs, customers, sales or markets with competing companies or their employees.

11.	Making any unlawful agreement with distributors with respect to prices.

12.	Improperly using, or authorizing the use of, any inventions that are the subject of patent claims of any other entity or person.

13.	Engaging in any conduct that is not in the Company’s best interests.

14.

Engaging in outside activities of a business nature that adversely affects your capacity to perform your duties or results in conflicting loyalties. This includes any direct or indirect business, management or financial interest or activity, whether or not for compensation, in any business entity that is a competitor, customer, supplier or vendor.

15.

Engaging in personal conduct or a romantic involvement with a competitor, customer, vendor or supplier, or similar business contact, which impairs your ability to exercise good judgment on behalf of the Company.

Each officer, employee and independent contractor of the Company must take every necessary action to ensure compliance with these guidelines and to bring problem areas to the attention of higher management for review. Violations of this conflict of interest policy may result in your discharge from the Company without warning.

LIST OF PRIOR INVENTIONS

Title	Date	Identifying Number or Brief Description

X No inventions or improvements

         Additional Sheets Attached

Signature of Employee: s/ John E. Koryl

Print Name of Employee: John E. Koryl

Date: January 24, 2023

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